                                                                    Exhibit 12.1

                             STAR GAS PARTNERS, L.P.
                       RATIO OF EARNINGS TO FIXED CHARGES
                     (In Thousands of Dollars, Except Ratio)


                                                  Nine
                                              Months Ended
                                                June 30,                         Year Ended September 30,
                                            ------------- ------------------------------------------------------
                                                  2002      2001       2000       1999         1998        1997
                                                  ----      ----       ----       ----         ----        ----
Earnings:
  Income (loss) before
      income taxes and
      extraordinary item ..................   $ 40,074   $ (5,217)   $  1,845    $(44,330)   $   (930)   $  2,037
  Add:
      Interest expense ....................     29,704     34,464      27,318      15,782       8,103       7,129
      Interest component
        of rent expense ...................      3,117      3,000       2,667       1,467         400         433
                                              --------   --------    --------    --------    --------    --------
                                              $ 72,895   $ 32,247    $ 31,830    $(27,081)   $  7,573    $  9,599
                                              ========   ========    ========    ========    ========    ========

Fixed charges:
  Interest expense ........................   $ 29,704   $ 34,464    $ 27,318    $ 15,782    $  8,103    $  7,129
  Interest component of
    rent expense ..........................      3,117      3,000       2,667       1,467         400         433
                                              --------   --------    --------    --------    --------    --------
                                              $ 32,821   $ 37,464    $ 29,985    $ 17,249    $  8,503    $  7,562
                                              ========   ========    ========    ========    ========    ========

Ratio .....................................        2.2          *         1.1           *           *         1.3
                                              ========   ========    ========    ========    ========    ========

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*    Ratio is less than 1:1. Deficiencies are $5,217, $44,330 and $930 for the years ended September 30, 2001, 1999 and 1998, respectively.